UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 26, 2013

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive

Shelton, Connecticut 06484

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 26, 2013, the registrant received a letter (the “Notice”) from The Nasdaq Stock Market (“Nasdaq”) notifying the registrant that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2.5 million. Since the registrant’s Form 8-K filed with the Securities and Exchange Commission on February 12, 2013 reported stockholders’ equity of $1,229,000 as of December 31, 2012 and the registrant does not meet the alternatives of market value of listed securities or net income from continuing operations, the registrant no longer complies with the Nasdaq Listing Rules.

The Notice does not result in the immediate delisting of the registrant’s common stock from the Nasdaq Capital Market. Rather, under the Nasdaq Listing Rules, the registrant has 45 calendar days from the date of the Notice to submit to Nasdaq a plan to regain compliance. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days from the date of the Notice for the registrant to evidence compliance.

If the registrant submits a plan, Nasdaq will determine whether to accept the plan, considering such criteria as the likelihood that the plan will result in compliance with Nasdaq’s continued listing criteria, the registrant’s past compliance history, the reasons for the registrant’s current non-compliance, other corporate events that may occur within the review period, the registrant’s overall financial condition and the registrant’s public disclosures. If Nasdaq does not accept the plan, the registrant will have the opportunity to appeal that decision to a Hearings Panel.

The registrant is presently evaluating various courses of action to regain compliance and intends to submit a plan to Nasdaq to regain compliance with the Nasdaq Listing Rules. However, there can be no assurance that the registrant will be able to regain compliance with Nasdaq Listing Rule 5550(b)(1) or the other compliance alternatives under Nasdaq Listing Rule 5550(b).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

March 1, 2013	By:	/s/ Robert A. Bosi
	Name:	Robert A. Bosi
	Title:	Vice President and Chief Financial Officer